EXHIBIT 10.3

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the securities and exchange commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (hereinafter referred to as this “LICENSE”), effective as of the 23rd day of June, 2005 by and between CVP, LLC a limited liability company, organized and existing under the laws of the State of Wisconsin, with its principal place of business at 9586 58th Place, Kenosha, Wisconsin 53144 (hereinafter referred to as “LICENSOR”) and BADGER STATE ETHANOL, LLC, a limited liability company duly organized and existing under the laws of the State of Wisconsin and having its principal place of business at 820 W. 17th Street, Monroe, WI 53566-0317 (hereinafter referred to as “LICENSEE”).

WITNESSETH:

WHEREAS, LICENSOR has developed and acquired the irrevocable right to use, modify, license, sublicense, transfer and assign the Licensed Process (as defined below); and

WHEREAS, LICENSEE wishes to license from LICENSOR the Licensed Process and LICENSOR desires to provide such license on the terms set forth herein;

WHEREAS, simultaneously with the execution of this License LICENSEE is entering into (i) a Services and Process Guarantee Agreement dated the date hereof (the “Process Guarantee Agreement”) with LICENSOR, (ii) an AIA Document A141-2004 construction agreement dated the date hereof (the “AIA Agreement”) with AMG/GCI, LLC, an Iowa limited liability company (“AMG/GCI”); (iii) a Corn Germ Marketing Agreement dated the date hereof (the “Corn Germ Marketing Agreement”) with Quality Technology International, Inc., (“QTI”); and (iv) a Corn Protein Concentrate Marketing Agreement dated the date hereof (the “Corn Protein Concentrate Marketing Agreement”) with QTI (collectively, including this License, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:

ARTICLE 1                                Definitions

For the purposes of this License, the following terms shall have the following meanings:

(1.1)                         “Licensed Process” means and refers to the Process Design and Technical Information Package as described in Schedule A attached hereto (the “Process Design and Technical Information Package”), operating methods, data, operating and specification manuals, training methods, engineering standards, techniques, protocols, procedures, plans and processes, and other information relating to design, construction and operation of the Plant (as defined below) as upgraded and modified pursuant to the Transaction Documents, including the design, arrangement, configuration and specifications of the combinations of equipment (including, without limitation, computer hardware and software equipment) described in the Transaction Documents related thereto and/or supporting those combinations.  Notwithstanding the above, the definition of Licensed Process shall specifically exclude any procedures, techniques, processes and other information or intellectual property relating to Plant and its operation developed, owned, licensed, sublicensed by LICENSEE or otherwise in the possession of the LICENSEE (except pursuant to this License).

(1.2)                         “Confidential Information” shall mean the Licensed Process; provided that Confidential Information shall not include any such information and operating data which: (i) is in the possession of the LICENSEE prior to LICENSOR’S disclosure; (ii) is in the public domain prior to LICENSEE’S receipt of said information from LICENSOR or which subsequently becomes a part of the public domain by publication or otherwise, except by LICENSEE’S wrongful act; (iii) LICENSEE developed independently, or (iv) LICENSEE received such information from a third party without obligation of confidentiality.

(1.3)                         “Plant” means the LICENSEE’s facility located in Monroe, Wisconsin.

(1.4)                         “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or governmental authority.

ARTICLE 2                                Grant of License; Representations and Warranties

(2.l)                            LICENSOR hereby grants to LICENSEE a non-exclusive (subject to Section 2.5), fully paid, irrevocable, perpetual and transferable (subject to Article 6) license to use and modify the Licensed Process.  All information of LICENSOR relating to the Licensed Process, including without limitation, the Process Design and Technical Information Package, any and all documents, data, manuals and processes shall be delivered by the LICENSOR to the LICENSEE upon the payment of the first component of the fee as set forth in Section 3.1 and Schedule B.  Notwithstanding any other term of this License, the grant of the License shall be deemed irrevocable upon tender of payment of the initial 50% of the License Fee (as stated in Section A of Schedule B) pursuant to Section 3.1 and Schedule B.

(2.2)                         LICENSOR represents that a U.S. patent is currently being sought by LICENSOR that may cover some, or all, of the Licensed Process.  LICENSEE acknowledges that the United States Patent and Trademark Office may not issue a patent for some, or all, of the Licensed Process.  Notwithstanding the above, the failure of the United States Patent and Trademark Office to issue such patent, or the issuance of such patent for only a part of the Licensed Process, shall not revoke or otherwise limit this License.

(2.3)                         LICENSOR represents that it has a substantial investment in the development of corn germ, corn fiber and corn protein concentrate (collectively, the “Co-products”), which are produced from the Licensed Process, and that LICENSOR has appointed QTI, to market the Co-products produced from the Licensed Process.  Simultaneously with the execution of this License, the LICENSEE shall enter into the Corn Germ Marketing Agreement and the Corn Protein Concentrate Marketing Agreement, provided that LICENSOR will use its reasonable best efforts to cause QTI to offer LICENSEE terms in such agreements that are no less favorable than those offered to other clients of QTI.  No breach of either the Corn Germ Marketing Agreement or the Corn Protein Concentrate Marketing Agreement by any party shall be deemed to be a default under this License, nor in any manner limit or revoke this License.

(2.4)                         LICENSOR warrants that (i) it has the right to grant this License and disclose the Confidential Information and all other information relating to the Licensed Process, (ii) the grant of this License conveys to LICENSEE all intellectual property necessary for the operation of the Plant as contemplated herein and by the AIA Agreement and the Process Guarantee, and (iii) there has not been and there is not now any unauthorized use, infringement or misappropriation of the Licensed Process by any person or claim or allegation thereof.

(2.5)                         LICENSOR shall not (and no party on behalf of the LICENSOR shall), for a period of two years from the effective date of this License, license the Licensed Process to any third party located at a driving distance of less than 150 miles from the Plant.

(2.6)                         LICENSEE’s use of the Licensed Process does not grant LICENSEE any ownership interest or other interest in or to the Licensed Process other than as stated in this License.

(2.7)                         LICENSOR represents and warrants that (i) it has the right, title and interest to sublicense the Licensed Process free and clear of all liens, claims or other restrictions, (ii) no person is infringing on the Licensed Process, (iii) the Licensed Process does not infringe any intellectual property or other rights of any other person, (iv) the use of the Licensed Process does not (and this License will not) result in a conflict with, misappropriation or infringement of any rights of others and LICENSOR is not aware of any allegation of conflict or infringement or any basis therefore, and (v) all material fees and action reasonably required to be taken for the maintenance, operation or use of the Licensed Process have been paid and taken.

ARTICLE 3                                License Fee; Technical Information Fee

(3.l)                            In consideration of the execution of this License and the performance of its terms, LICENSEE shall pay to LICENSOR a License Fee of [********] payable as specified in Schedule B attached hereto.

(3.2)                         In further consideration of the execution of this License and the performance if its terms, LICENSEE shall pay to LICENSOR a Technical Information Fee of [********] payable as specified in Schedule C attached hereto.

(3.3)                         For additional services, LICENSEE shall pay LICENSOR in accordance with Schedule C attached hereto, as mutually agreed between LICENSEE and LICENSOR following the completion of the Performance Test to the satisfaction of LICENSEE, as described in Article 6 of the Process Guarantee Agreement.

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

ARTICLE 4                                Improvements or Modifications

(4.l)                            LICENSEE may improve or modify the Licensed Process in any manner in its sole discretion, provided that the improvements and/or modifications do not invalidate or infringe upon the Licensed Process or LICENSOR’S ownership thereof.

(4.2)                         Improvements and/or modifications made to the Licensed Process by LICENSEE, without the assistance of LICENSOR, shall be the property of LICENSEE, provided, however, that LICENSEE shall notify LICENSOR of any such improvements and/or modifications (provided such action is not in violation of law or LICENSEE’s obligations to third parties) and upon written request, LICENSEE shall license (provided such action is not in violation of law or LICENSEE’s obligations to third parties) such improvements and/or modifications to LICENSOR (but only to the extent of LICENSEE’s rights therein) on such reasonable terms and conditions to be mutually agreed upon by LICENSEE and LICENSOR by means of a license addendum describing the additional products, improvements and/or modifications to the Licensed Process made by LICENSEE.

(4.3)                         Improvements and/or modifications made to the Licensed Process by LICENSOR without the assistance of LICENSEE shall be the property of LICENSOR, and shall be deemed to be a part of the Licensed Process and subject to this License.  Reasonably promptly after any such improvement or modification is discovered, LICENSOR shall notify LICENSEE of any such improvements and/or modifications and, upon request, LICENSOR shall license such improvements and/or modifications to LICENSEE for a reasonable fee paid by LICENSEE by means of a license addendum describing the additional products, improvements and/or modifications to the Licensed Process made by LICENSOR.

(4.4)                         Improvements and/or modifications made jointly by LICENSOR and LICENSEE to the Licensed Process shall be the joint property of both parties, shall be deemed to be a part of the Licensed Process and subject to this License, and shall be jointly owned by them upon terms and conditions reasonably acceptable to both parties.

ARTICLE 5                                Confidentiality

(5.1)                         LICENSEE agrees that it will not, without the prior written consent of LICENSOR, disclose the Confidential Information to any Person other than employees, agents, representatives or others who have a reason to know (“Representatives”), or use any such Confidential Information except in accordance with the terms of this License.  LICENSEE further agrees to require its Representatives to maintain the same in confidence.

(5.2)                         Except as it relates to the business or operation of the Plant, LICENSEE will not, without the prior written consent of LICENSOR, use, reproduce or permit the use, reproduction or copying of any said Confidential Information by unauthorized third parties. It is understood that this paragraph shall not be interpreted to prevent such reasonable review of the Confidential Information by persons engaged in the inspection, sale or repair of equipment or the Plant, as are customarily necessary in connection with the design, construction, supply, maintenance and operation of chemical plants.

(5.3)                         The obligations of confidentiality in this Article 5 shall expire on tenth (10th) anniversary of the date hereof.

ARTICLE 6                                Assignment

(6.1)                         This License and the obligations of the parties hereto shall not be assignable by LICENSOR or LICENSEE subject, however, to the following exceptions:

(6.1.1)                with the prior expressed written consent of the other party; or

(6.1.2)                upon the acquisition by a Person of all or substantially all of the equity, stock, membership interests or partnership interests, or assets of LICENSOR or LICENSEE, whether by merger, consolidation, purchase or otherwise, provided the Plant remains located in Monroe, Wisconsin.

(6.2)                         Upon the occurrence of an event described in Section 6.1.2, the assigning party shall provide prompt written notice to the other.

(6.3)                         All assignees of the License or successors of either party shall be bound by all the terms and conditions of this License, and shall enter into a written agreement assuming all of the obligations of the assigning party under this License.

(6.4)                         This License applies to the Plant.  Any other facility constructed, owned or operated by LICENSEE with respect to which LICENSEE desires to use the Licensed Process shall require a separate license from LICENSOR prior to its use of such Licensed Process at such facility, upon terms satisfactory to LICENSOR.

ARTICLE 7                                Applicable Law

(7.1)                         This License shall be construed under and governed by the laws of the State of Wisconsin without regard to the conflict of laws principals thereof.  The parties irrevocably consent to the sole and exclusive jurisdiction and venue in the appropriate state or federal court in Wisconsin.

ARTICLE 8                                Trademarks

(8.1)                         LICENSEE and LICENSOR each agree not to use any trademark or trade name owned or controlled by the other except as may be specifically agreed to in writing by such party.

ARTICLE 9                                Waiver of Default

(9.1)                         Waiver by either party of any default by the other under the terms of this License shall not be deemed to be a waiver by such party of any other default by the other, whether similar or dissimilar in nature. No modifications or waiver of any of the provisions herein contained shall be binding unless made in writing and signed by authorized representatives of both parties.

ARTICLE 10                         Severability

(10.1)                   In the event that any term or provision of this License is invalidated at any time by rule of law or statutory provision, the remaining terms and provisions of this License shall remain in full force and effect and be binding upon both parties hereto.

ARTICLE 11                         Notices

(11.1)                   All notices pertaining to this License shall be in writing and shall be effective at the earliest of the following: (a) when received; (b) three (3) days after deposit in the U.S. mail, if mailed postpaid and correctly addressed; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  Such notices whether to LICENSOR or LICENSEE shall be sufficient if transmitted by facsimile, delivered in person, or sent by registered or certified mail. The parties designate the following addresses for notice purposes:

CVP LLC
9586 58th Place
Kenosha, Wisconsin 53144
Attn: Mr. Michael Kopper
Facsimile: (262) 654-6063

With a copy to:	AMG, Inc.
1497 Shoup Mill Rd.
Dayton, OH 45406
Attn: Mr. Alberto G. Mendez
Facsimile: (937) 274-3870

and

Quality Technology International, Inc.
2250 Point Blvd., Suite 322
Elgin, Illinois 60123
Attn: Mr. Daniel J. Hammes
Facsimile: (847) 649-9300

Badger State Ethanol LLC
820 W. 17th Street
Monroe, WI 53566-0317
Attn: Dr. Gary Kramer
Facsimile: (608) 329-3866

ARTICLE 12                         Dispute Resolution

(12.1)                   Mediation.  The parties shall bring any and all disputes, controversies or claims arising under this License to the attention of the other without prejudicing their relationship and operations hereunder.  Appropriate personnel of both parties shall be made available, either by mail, telephone or personal meeting for the prompt and effective adjustment of any and all such differences.  In the event the parties are unable to resolve any dispute, controversy or claim arising under this License between them, the parties shall, before commencement of arbitration submit the issue to a neutral, qualified mediator selected by mutual agreement of the LICENSEE and LICENSOR.  Such dispute shall be submitted to mediation upon one party providing written notice to the other (“Mediation Notice”).  Such mediation shall be held in a neutral location between the domiciles of the respective parties as selected by mutual agreement of the LICENSEE and LICENSOR, and the mediator’s fee shall be paid in equal shares by the LICENSEE and LICENSOR.  If such dispute is not be successfully resolved within 30 days of the date of receipt of the Mediation Notice, or such longer period as mutually agreed in writing by the LICENSEE and LICENSOR, then immediately at the end of such period the parties hereto shall be entitled to resolve such dispute, controversy or claim pursuant to Sections 12.2 - 12.5 below.

(12.2)                   Arbitration.  In the event that any controversy or claim arising under this License cannot be resolved by the parties, such controversy or claim shall be settled by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association (except as specifically modified below), and the judgment upon the award may be entered in any court having competent jurisdiction thereof.  The prevailing party shall be entitled to reasonable attorney fees plus the cost and expenses incident to collection and/or defense from the non-prevailing party.  The LICENSEE and LICENSOR shall mutually agree on a neutral qualified arbitrator within thirty (30) days after the filing of any notice of arbitration by one against the other.  If the LICENSEE and LICENSOR are not able to agree on a single arbitrator within such thirty (30) day period, then the LICENSEE and LICENSOR shall obtain a list of three neutral arbitrators from Resolute Systems, Inc. (or, if such company no longer exists, from a similar company) located in Milwaukee, Wisconsin.  From such list, the LICENSEE and LICENSOR shall each have one alternating strike to determine which arbitrator of the three shall arbitrate the matter.  The process to narrow the list of three (3) arbitrators down to one (1) arbitrator shall be facilitated by Resolute Systems, Inc. (or, if such company no longer exists, from a similar company), and shall be completed no later than fifteen (15) days after the end of the thirty (30) day period described above (unless otherwise agreed by the LICENSEE and LICENSOR).  The arbitration shall be completed within seventy-five (75) days from when the arbitrator is selected.

(12.3)                   The arbitration shall be brought in the jurisdiction of the party against whom relief is sought.

(12.4)                   The award of the Arbitrator shall be in writing and shall set forth each issue considered and the Arbitrator’s findings of fact and conclusions of law as to each issue considered.

(12.5)                   All aspects of the arbitration, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except as may otherwise be appropriate in response to a governmental agency or legal process.

ARTICLE 13                         Remedies

(13.1)                   Indemnification by LICENSOR.  LICENSOR shall indemnify and hold LICENSEE, its affiliates, members, managers, officers, directors, employees, agents and representatives (collectively, the “LICENSEE Indemnified Parties”) harmless from and against any and all losses, claims, damages, liabilities, costs, expenses or deficiencies including, but not limited to, reasonable attorneys’ fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any claim or claims (collectively “Damages”), incurred by LICENSEE Indemnified Parties arising out of or resulting directly from: (a) the breach or inaccuracy of any representation or warranty made by LICENSOR in this License; (b) the breach or default in the performance by LICENSOR of any of its covenants, obligations or agreements in this License; and (c) any claim, suit or action by any third party against LICENSEE regarding the Licensed Process for infringement or otherwise.  Notwithstanding any other provision of the Transaction Documents, including without limitation, this License, in no event shall LICENSOR’s aggregate liability under the Transaction Documents exceed [********].  In no event shall LICENSOR be responsible for any punitive, incidental, consequential, exemplary or lost profits damages.

(13.2)                   Indemnification by LICENSEE.  LICENSEE shall indemnify and hold LICENSOR, its affiliates, members, managers, officers, directors, employees, agents and representatives (collectively, the “LICENSOR Indemnified Parties”) harmless from and against any and all Damages incurred by LICENSOR Indemnified Parties arising out of or resulting directly from: (a) the breach or inaccuracy of any representation or warranty made by LICENSEE in this License; (b) the breach or default in the performance by LICENSEE of any of its covenants, obligations or agreements in this License, or (c) LICENSEE’s operation of the Plant.  Notwithstanding any other term or provision of this License or the violation of this Section 13.2 or any other provision of this License, LICENSOR shall not, under any circumstances or rights in law or equity, be entitled to revoke the License or in any way limit LICENSEE’s right and ability to use the Licensed Process, subject to LICENSEE’s compliance with its payment obligations under this License.

(13.3)                   Third Party Claims.  LICENSEE will promptly advise LICENSOR in writing of any notice, claim, suit or action regarding infringement made or brought against LICENSEE by a third party and based upon LICENSEE’S use of the Licensed Process.  If LICENSEE so elects, LICENSOR will defend LICENSEE at LICENSOR’S expense in any such suit or action, and shall indemnify LICENSEE with regard to any damages, to the extent that the alleged infringement is based upon the use of the Licensed Process in accordance with the terms and provisions of this License and LICENSOR shall have sole charge and direction of such defense. LICENSEE will render all reasonable assistance that may be required by LICENSOR.  Otherwise, LICENSEE shall have the right to defend itself by counsel of its own selection at its own expense.  Neither LICENSOR nor LICENSEE shall settle or compromise any such suit or action without the written consent of the other, if the settlement or compromise obliges the other party to make any payment or part with any property or assume any obligation or grant any license or other right or subject either to any injunction or any other restriction.

(13.4)                   Claims.  In the event LICENSEE or LICENSOR should have a claim against the other hereunder which does not involve a third party claim, the party claiming indemnification (the “Indemnified Party”) shall transmit to the other (the “Indemnifying Party”) a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, and the basis of

[********] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

the Indemnified Party’s request for indemnification under this License.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder, with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

ARTICLE 14                         Visitations

(14.1)                   LICENSOR may, at its risk and expense and upon reasonable prior notice to LICENSEE, visit the Plant during normal business hours with potential clients, customers or other licensees of LICENSOR who make use of or propose to make use of the Licensed Process; provided such visitors (including the LICENSOR) shall at all times be accompanied by a representative of LICENSEE and that such visitors (including the LICENSOR) shall not unreasonably interfere with the operations of LICENSEE.  Such visits are subject to any of LICENSEE’s restrictions on access to portions of the Plant that do not directly involve the Licensed Process.  Any such visitation shall be subject to (i) the prior permission of LICENSEE, which permission shall not be unreasonably withheld, and (ii) an assumption of any obligations of confidentiality considered appropriate by LICENSEE.

ARTICLE 15                         Force Majeure

(15.1)                   Notwithstanding any other provisions to the contrary in this License, neither party hereto shall be responsible for a default in or breach of this License which is the result of strike, fire, war, earthquake, flood, pestilence, riot, act of God, act of government or other cause beyond the control of the parties, unless performance is not promptly resumed upon termination of such cause.

ARTICLE 16                         Entire Agreement; Counterparts.

(16.1)                   This License sets forth the entire agreement of the parties with respect to the subject matter of this License, and supersedes any and all previous agreements between the parties with respect hereto, and no written undertakings given either previously to or simultaneously with the signing of this License and not expressly made a part hereof shall be admitted to vary or correct its terms.  The recitals set forth at the beginning of this License are incorporated into, and an integral part of, this License.  This License may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  This License may be executed by facsimile signatures.

OTHER THAN ANY WARRANTY PROVIDED FOR UNDER THIS LICENSE OR THE PROCESS GUARANTEE AGREEMENT, LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, the parties have agreed to the foregoing on this 23rd day of June, 2005.

BADGER STATE ETHANOL, LLC		CVP, LLC

By:	/s/ Gary L. Kramer	By:	/s/ Michael Kopper

Title:	President	Title:	Member

SCHEDULES OMITTED